Exhibit 10.1

GABLES RESIDENTIAL TRUST

SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

The provisions of the Gables Residential Trust Senior Management Incentive Compensation Plan (the “Plan”) apply to executive officers of Gables Residential Trust (the “Company”) selected to participate in the Plan by the Compensation Committee of the Board of Trustees of the Company (the “Committee”).  The Plan is effective as of January 1, 2005.

The Plan is administered by the Committee and consists of two segments:  (1) annual incentive compensation payable in the form of cash bonuses, and (2) annual incentive compensation payable in the form of restricted stock awards or units of partnership interests in Gables Realty Limited Partnership (“Units”) based on the Company’s growth in total return to shareholders over a three-year period relative to the National Association of Real Estate Investment Trusts, Inc. Equity Residential Apartment REIT Total Return Index (“NAREIT Apartment Index”).  All determinations as to bonuses and awards are made by the Committee.

1.                                       Annual Cash Bonus.  An annual cash bonus is determined by the Committee to reward achievements in meeting management business objective targets, personal development and divisional performance.  The annual bonus for each executive officer shall be based on an evaluation by the Committee of each executive officer’s individual performance as judged against specific goals based on his or her business function, as well as his or her role in discharging company-wide responsibilities and achieving company-wide goals.  In determining each executive officer’s cash bonus, the Committee will also give consideration to the performance of companies in the industry sector in which the Company competes, specifically with respect to such executive officer’s equivalent business functions.

Executive officers who remain employed through year-end may earn maximum bonuses (based on a percentage of their base salary for the year for which the award is made) as set forth in Appendix A.

Bonuses are paid in cash and shall be paid out in full no later than 75 days after the end of the Company’s fiscal year.

2.                                       Equity-Based Awards.  Equity-based awards to executive officers are granted to reward senior management for performance by the Company measured over three-year periods.  The grant of awards, if any, would be tied to the year-over-year growth in total shareholder return of the Company’s common shares of beneficial interest (assuming contemporaneous reinvestment, in shares, of all dividends and other distributions in respect of shares) for the three-year period ending on December 31 of the current fiscal year relative to the NAREIT Apartment Index for the same period.  The ten-day year-end average total return of the Company for each year in the performance period shall be compared to the ten-day year-end average total return of the companies comprising the Index.  For the first and second three-year performance periods ending on December 31, 2005 and December 31, 2006, respectively, the Company’s total shareholder return for each of 2003 and 2004 is deemed to be at the median level of the NAREIT Apartment Index.

Each executive officer shall receive his or her maximum potential award if the Company outperforms 75 percent of the companies in the NAREIT Apartment Index and shall receive no award at all if 75 percent of the companies in the NAREIT Apartment Index out-perform the Company.  Performance levels are linear, ranging from zero to maximum.

Awards, if any, shall be granted by the Committee at the beginning of each fiscal year, based on results for the preceding three-year performance period.  Grants shall be made either in the form of restricted shares or Units at the election of each executive officer.  Each grant has vesting requirements that cover a three-year period whereby 25 percent of the award vests immediately, and the remaining portion (75 percent) vests ratably over a three-year period on each of the first three January 1 following the date of grant as long as the executive officer remains employed by the Company as of each such vesting date.

Executive officers who remain employed throughout the fiscal year may earn the awards set forth in Appendix B, subject to vesting as described above.

3.                                       Change of Control.  In the event of a Change of Control of the Company (as defined in the Company’s 2004 Equity Incentive Plan), each executive officer shall receive a cash bonus equal to (A) the average of cash bonuses earned as a percentage of the executive officer’s maximum cash bonus potential for the three most recently completed fiscal years, exclusive of investment performance bonus, if any, multiplied by (B) the executive officer’s maximum cash bonus potential (exclusive of investment performance bonus, if any) expressed as a percentage of his or her annual base salary, multiplied by (C) his or her annual base salary and further multiplied by (D) a fraction, the numerator of which is the number of elapsed days in the calendar year in which the Change of Control occurs and the denominator of which is 365.  With regard to the equity-based award, the number of shares to be granted to each executive officer then employed shall be initially determined pursuant to the provisions of Section 2 above, but using the average total return of the Company for the ten business days immediately preceding the announcement of the Change of Control for the last year in the three-year period and comparing it against the NAREIT Apartment Index for the same period.  Such initial number of shares shall be multiplied by a fraction, the numerator of which is the number of elapsed days in the calendar year in which the Change of Control occurs and the denominator of which is 365.  All such shares awarded shall be fully vested and nonforfeitable on date of grant.

4.                                       Amendment and Termination.  The Committee reserves the right to amend and terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect an executive officer’s rights with respect to existing awards without the executive officer’s consent.